Exhibit 99.1


            SCIENTIFIC GAMES ANNOUNCES RECEIPT OF REQUISITE CONSENTS
         AND PRICING OF TENDER OFFER FOR ITS 12 1/2% SENIOR SUBORDINATED
                                 NOTES DUE 2010

NEW YORK, December 9, 2004 -- Scientific Games Corporation (NASDAQ: SGMS) announced today that, in connection with the tender offer and consent solicitation for its outstanding 12 1/2% Senior Subordinated Notes due 2010 (the "Notes") (CUSIP No. 053323AJ0), it has received sufficient consents from the registered holders of outstanding Notes to amend the indenture governing the Notes. Scientific Games also announced that it has determined the price to be paid on its tender offer for the outstanding Notes.

Scientific Games indicated that it has received requisite consents from the registered holders of outstanding Notes to amend the indenture governing the Notes to eliminate substantially all of the restrictive covenants and certain related event of default provisions and that it is entering into a supplemental indenture containing the proposed amendments. The consent solicitation for the Notes expired at 5:00 p.m., New York City time, on December 8, 2004. At that time, Scientific Games had received consents from registered holders of 88.34% of the outstanding Notes.

Scientific Games also indicated that the total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on December 8, 2004, is $1118.43. The total consideration includes a $20.00 consent payment. The total consideration is equal to the present value on the payment date of $1,062.50 (i.e., the redemption price for the Notes on August 15, 2005, which is the earliest redemption date for the Notes) plus the present value of the interest that would accrue from the payment date until the earliest redemption date, in each case determined based on a fixed spread of 100 basis points over the yield of the 6.5% U.S. Treasury Note due August 15, 2005 at 2:00 p.m., New York City time, on December 8, 2004.

The tender offer will expire at 5:00 p.m., New York City time, on December 22, 2004, unless extended or terminated. All conditions to consummation of the tender offer and consent solicitation continue to apply.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made solely by the Offer to Purchase and Solicitation of Consents dated November 24, 2004 and the related Letter of Transmittal and Consent.

A more comprehensive description of the tender offer and consent solicitation can be found in the Offer to Purchase and Solicitation of Consents, dated November 24, 2004. Scientific Games has retained J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. to serve as Dealer Managers and Solicitation Agents for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (212) 269-5550 ext. 6831(collect), or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005,
Attention: Fran Beckesh. Questions regarding the tender offer may be directed to Lenny Carey of JPMorgan at (212) 270-9769 (collect) or the Global Liability Management Group of Bear Stearns at (877) 696-2327 (U.S. toll free) and (212) 272-5112 (collect).

About Scientific Games
Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries, and a leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the terms of the tender offer and consent solicitation relating to the Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.